EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Scott D. Schweinfurth	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com

WMS INDUSTRIES REPORTS FIRST QUARTER RESULTS

- Unit Sales Increase 72% Over Prior Year Quarter Resulting in
Higher Revenues and Gross Profit -

Waukegan, Illinois, October 28, 2003 — WMS Industries Inc. (NYSE:WMS) today reported a net loss of $1.9 million, or $0.06 per diluted share, for the Company’s fiscal first quarter ended September 30, 2003, compared to net income of $0.7 million, or $0.02 per diluted share, in the prior year quarter. Higher levels of unit sales resulted in increases in both revenues and gross profit in the September 2003 quarter. The increased gross profit was more than offset by higher operating expenses as the Company continued to fund growth initiatives, including its technology improvement plan, expanded product and game offerings and internal systems and infrastructure.

Revenues in the September 2003 quarter increased 10% to $46.7 million compared with $42.4 million in the September 2002 quarter. The increase was due to $7.4 million in higher gaming machine sales coupled with a $1.3 million increase in parts, used games and conversion revenues, partially offset by a $4.4 million reduction in gaming operations revenues. In the September 2003 quarter, revenues from parts, used games and conversions grew 26% compared to the prior year quarter due to higher levels of game conversions as the Company received an increased number of new game approvals over the last several months.

The average installed base of participation gaming devices decreased to 4,853 units in the September 2003 quarter from 6,034 units in the September 2002 quarter, while the net revenue per day increased by $0.30 per day from the prior year quarter to $40.72. The decline in the installed base of 289 units from June 30, 2003, resulted from casinos in New Jersey and Illinois reducing the number of participation games due to new, higher tax rates and the fact that the Company’s legacy operating system does not currently support dual-port cashless gaming technology. The Company

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WMS Industries Inc., 10/28/03	page 2

expects growth in its installed base of participation games when it begins installing participation games on its new Bluebird™ cabinet in the March 2004 quarter, which will be immediately compatible with such cashless gaming technology and commences launch of its wide area progressive games at the start of fiscal 2005, subject to regulatory approval.

The following table summarizes the key components related to revenue generation:

	Three Months Ended
	September 30,

	2003	2002

Product Sales Revenues	$24,884,000	$16,149,000
Total Units Sold	2,220	1,292
Average Sales Price Per Unit	$8,316	$8,545
Parts, Used Games and Conversion Revenues Included in Product Sale Revenues	$6,423,000	$5,109,000
Gaming Operations Revenues	$21,832,000	$26,245,000
Average Installed Participation Base	4,853	6,034
Participation Base at Period End	4,797	6,039
Net Revenue Per Day Per Machine	$40.72	$40.42

Total gross profit increased to $27.4 million for the September 2003 quarter from $26.4 million in the September 2002 quarter. The gross profit margin on product sales was 39% for the September 2003 quarter, up from 33% in the prior year quarter, reflecting higher production volumes and higher margin products representing a greater percentage of product sales revenues. The gross profit margin on gaming operations revenues increased to 81% in the September 2003 quarter compared to 80% in the prior year quarter, due to an increase in the average net revenue per day and higher royalties received from licensees, partially offset by higher royalty rates payable to licensors.

Research and development expenses increased $2.5 million, or 32%, to $10.3 million in the September 2003 quarter compared to $7.8 million in the prior year quarter resulting from the ongoing execution of the Company’s technology improvement plan, product approval costs, product line expansion costs and increased game offerings. WMS expects quarterly research and development expenses to continue to exceed levels in the comparable prior year quarter throughout fiscal 2004.

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WMS Industries Inc., 10/28/03	page 3

Selling and administrative expenses increased $2.2 million, or 19%, to $13.6 million in the September 2003 quarter compared to $11.4 million in the September 2002 quarter, due to higher costs for the G2E trade show, the execution of the Company’s re-emergence plan and the ongoing implementation of an Oracle Enterprise Resource Planning system.

WMS incurred an operating loss of $2.8 million in the September 2003 quarter, compared to operating income of $561,000 in the September 2002 quarter. The decreased operating performance in the fiscal 2004 first quarter resulted from increases of $2.5 million in research and development expenses and $2.2 million in selling and administrative expenses, partially offset by a $1.0 million increase in gross profit and a $368,000 decrease in depreciation and amortization. The Company also incurred $788,000 pre-tax of interest expense in the September 2003 quarter related to its 2.75% Convertible Notes issued in Summer 2003.

“Our key first quarter objectives were to secure the initial regulatory approvals of our new CPU-NXT™ operating system and game themes, and to use the G2E trade show in Las Vegas to provide tangible evidence that the ‘new’ WMS is ready to resume a leadership position in the gaming supplier industry,” stated Brian R. Gamache, President and Chief Executive Officer. “We were successful on both fronts as we received the initial regulatory approvals before the trade show, ahead of schedule, and our new technologies, product introductions and game library made positive impressions on those who attended the show. We also signed important customer orders prior to G2E. The show provided an excellent platform for our sales executives and national accounts team to have active, productive discussions with casino customers. At this point, we have customer agreements and sales orders from a number of individual casinos and multi-site casino operators and one of our international distributors that in aggregate total in excess of 7,100 units of which 4,200 are Bluebird video units and 2,900 are CPU-NXT upgrade kits. In addition, we have signed an agreement with a large Canadian lottery for 600 gaming devices for shipment in the December quarter. Also, at a public hearing last Friday, the Oregon Lottery Commission authorized the lottery director to enter into an agreement with WMS to purchase 1,500 and up to 2,101 gaming devices, subject to successful completion of a 30-day field trial. Aggregating the Bluebird and lottery units, we have a backlog of approximately as many new units as we shipped in fiscal 2003. While unit numbers are vitally important, the key is that these orders demonstrate that slot managers and gaming companies

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WMS Industries Inc., 10/28/03	page 4

are eager to move forward with WMS as they endorse our exciting new game content and platforms with sales commitments, all in advance of receiving approvals for our CPU-NXT operating system from five of the six gaming labs. We expect order volumes to ramp-up over the next two quarters as we receive approvals in additional jurisdictions.

“Our goals for the December quarter include obtaining additional approvals for the CPU-NXT operating system, securing the first approval for the commercial version of the Bluebird cabinet and submitting our first wide area progressive gaming device and game theme,” stated Gamache. “We also expect to submit the commercial version of our mechanical reel slot machine to regulators in the next 30 days and continue to expect first approvals of this product, our first poker games and our wide area progressive system in the June 2004 quarter.

“We continue to advance our success in the important area of brand licensing,” continued Gamache. “During the first quarter, we extended our agreement with Hasbro Inc. for the use of their MONOPOLY® brand through calendar 2011. With this extended agreement, our already strong commitment to this brand will be further enhanced. For example, we expect to introduce three new MONOPOLY games by June 30, 2004 and to launch our proprietary wide area progressive system featuring MONOPOLY Money™ in July 2004. Second, we announced our agreement with Sony to develop, market and distribute MEN IN BLACK™ branded games. We displayed the first game at the G2E show to wide acclaim and look forward to introducing this new series of participation games on our new Bluebird platform in the March 2004 quarter. Lastly, earlier today we reported that WMS has entered into an exclusive agreement to develop, market and distribute gaming devices using the brand of the national POWERBALL® phenomenon. Results of our focus group testing of casino patrons have consistently shown that POWERBALL is one of the most recognized gaming brands, and we believe it is a natural fit for a wide demographic range of gamers. We look forward to debuting the first POWERBALL game on our Bluebird cabinet at the 2004 G2E trade show in Las Vegas in October 2004.

“Our focus for the next six months is to refresh our existing installed base of video gaming devices in casinos through either CPU-NXT upgrade kits or through replacement with Bluebird cabinets,” stated Gamache. “We’ll continue to work throughout fiscal 2004 to regain video slot market share before pursuing new market share in other segments of the casino floor later this fiscal year and

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WMS Industries Inc., 10/28/03	page 5

beyond. With the anticipated approvals occurring over the next nine months, we believe our fiscal 2004 results will reflect a continuing ramp up of shipments. For the near term, we expect the December quarterly results to improve modestly over the September quarter results. We expect our December quarter unit shipments to be slightly ahead of the September quarter and, given the anticipated initial Bluebird cabinet regulatory approval at the end of November, we expect our financial results will reflect shipments of approximately 700 new Bluebird gaming devices.

“In summary, for the short-term, we continue to focus on securing customer orders, achieving regulatory approvals, and preparing to deliver great new games and platforms to our customers beginning later this quarter,” concluded Gamache. “By successfully achieving our established milestones in the regulatory approval process, we expect to deliver steady improvements in financial results throughout fiscal 2004, and we fully expect that fiscal 2005 will reflect appropriate returns on our investments in people, process and technology.”

WMS Industries Inc. is hosting a conference call and web cast at 4:30 p.m. EST today, Tuesday, October 28, 2003. The conference call number is 212/346-7473 or 415/537-1896. To access the live call on the Internet, log on to http://wmsgaming.com (select “Co. Info,” then “Investor Relations”). Following its completion, a replay of the call can be accessed for sixty days on the Internet via http://wmsgaming.com.

MONOPOLY is a trademark of Hasbro, Inc. ©2003 Hasbro. Used with permission. All rights reserved.

MEN IN BLACK™ & ©2002 Columbia Pictures Industries, Inc.

POWERBALL is a trademark of the Multi-State Lottery Association. Used with permission.

CPU-NXT and Bluebird are trademarks of WMS Gaming Inc. All rights reserved.

This press release contains forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties as more fully described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on factors, including, but not limited to: the expansion of legalized gaming into new markets; the development, introduction and success of new games and new technologies; the ability to maintain the scheduling of these introductions; the occurrence of software anomalies that affect the Company’s games; the ability of the Company to implement its technology improvement plan; and the ability of the Company to qualify for and maintain gaming licenses and approvals. The forward-looking statements made herein are only made as of the date of this press release, and the Company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.

WMS Industries Inc. is engaged in the design, manufacture and sale and lease of gaming machines and video lottery terminals, or VLTs.

-tables follow-

WMS Industries Inc., 10/28/03	page 6

WMS INDUSTRIES INC.

Consolidated Statement of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,

	2003	2002

Revenues:
Product Sales	$24,884	$16,149
Gaming Operations	21,832	26,245

Total Revenues	46,716	42,394

Costs and Expenses:
Cost of Product Sales	15,205	10,814
Cost of Gaming Operations	4,072	5,165
Research and Development	10,305	7,789
Selling and Administrative	13,556	11,346
Depreciation and Amortization	6,351	6,719

Total Costs and Expenses	49,489	41,833

Operating Income (Loss)	(2,773)	561
Interest and Other Income (Expense), Net	(229)	475

Income (Loss) Before Income Taxes	(3,002)	1,036
Provision (Benefit) for Income Taxes	(1,127)	376

Net Income (Loss)	$(1,875)	$660

Basic Earnings (Loss) Per Share of Common Stock	$(0.06)	$0.02

Diluted Earnings (Loss) Per Share of Common Stock	$(0.06)	$0.02

Average Number of Shares Outstanding
Basic	29,289	30,901

Diluted	29,289	31,156

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WMS Industries Inc., 10/28/03	page 7

WMS Industries Inc.

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2003	June 30, 2003

	(Unaudited)
Assets
Cash and Short-Term Investments, Including $2,025 and $2,326 of Restricted Amounts for Progressive Jackpots, Respectively	$150,470	$160,307
Receivables, net	43,179	37,106
Inventories	30,882	29,806
Income Tax Receivable	8,938	7,722
Other Current Assets	23,054	15,766

Total Current Assets	256,523	250,707

Gaming Operations Machines, net	27,270	27,590
Property, Plant and Equipment, net	50,335	50,213
Other Assets	29,177	22,466

Total Assets	$363,305	$350,976

Liabilities and Stockholders’ Equity
Accounts Payable	$9,055	$10,717
Accrued Liabilities	18,246	19,074

Total Current Liabilities	27,301	29,791

2.75% Convertible Subordinated Notes Due 2010	115,000	100,000
Stockholders’ Equity:
Common Stock	16,179	16,179
Additional Paid-in Capital	201,298	197,009
Retained Earnings	42,083	43,958
Unearned Restricted Stock	(420)	(298)
Accumulated Other Comprehensive Income	933	1,107
Treasury Stock	(39,069)	(36,770)

Total Stockholders’ Equity	221,004	221,185

Total Liabilities and Stockholders’ Equity	$363,305	$350,976

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